EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports First Quarter 2013 Financial Results

THE WOODLANDS, Texas, May 10, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2013.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $17.2 million as of March 31, 2013 as compared to $24.2 million as of December 31, 2012. Net cash of approximately $6.8 million was used in operating activities during the three month period ended March 31, 2013 as compared to $2.5 million for the same period in the prior year. The major use of cash during the three month period ended March 31, 2013 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during the three month period ended March 31, 2013 was approximately $300,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®.

Financial Results

Net loss for the three month period ended March 31, 2013, was ($7.4) million, or ($0.41) per share, as compared to a net loss of ($2.4) million, or ($0.17) per share, for the same period in 2012. The increase in loss for the three month period ended March 31, 2013 as compared to the same period in 2012 was primarily due to an increase in clinical development expenses related to Androxal due to the ongoing Phase 3 studies in men with secondary hypogonadism, including two pivotal studies being conducted under a Special Protocol Assessment, a six month open label safety study and a one year DEXA study.

Research and development ("R&D") expenses increased 330%, or approximately $4.8 million, to $6.3 million for the three month period ended March 31, 2013 as compared to $1.5 million for the same period in the prior year. The increase in R&D expenses is primarily due to the $4.5 million increase in clinical development expenses for Androxal®. R&D expenses related to the clinical development of Proellex® decreased approximately $27,000, due to the winding down of our Phase 2 vaginal administration study for uterine fibroids, partially offset by an increase in expenses related the Phase 2 endometriosis study initiated in the fourth quarter of 2012. Payroll and benefits expenses increased for the three month period ended March 31, 2013 as compared to the same period in the prior year by $350,000 due to increased headcount and non-cash stock based compensation.  Additionally, operating and occupancy expenses remained relatively constant at $348,000 for the three month period ended March 31, 2013.

General and administrative ("G&A") expenses increased 10%, or approximately $94,000, to approximately $1.1 million for the three month period ended March 31, 2013 as compared to $973,000 for the same period in the prior year. The increase in G&A expenses for the three month period ended March 31, 2013 as compared to the same period in the prior year is primarily due to an increase in professional services.

As of March 31, 2013, the Company had 18,643,986 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs and have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended March 31,
	2013	2012

Revenues and other income	$ 1	$ --

Expenses
Research and development	6,308	1,466
General and administrative	1,067	973
Total expenses	7,375	2,439

Net loss	$ (7,374)	$ (2,439)

Net loss per share - basic and diluted	$ (0.41)	$ (0.17)

Weighted average shares used in loss per share calculation:
Basic	18,182	13,983
Diluted	18,182	13,983

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$ 17,150	$ 24,212
Prepaid expenses and other currents assets	355	406
Fixed assets (net)	90	53
Patents (net)	2,320	2,161
Total assets	$ 19,915	$ 26,832

Accounts payable and accrued expenses	$ 3,626	$ 3,798
Stockholders' equity	16,289	23,034
Total liabilities and stockholders' equity	$ 19,915	$ 26,832
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447

         Investor Relations: Thomas Hoffmann
         The Trout Group
         (646) 378-2931